EXHIBIT A

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to the joint filing of a Statement on Schedule 13D (including any amendments thereto) with respect to the shares of common stock of OSI Restaurant Partners, Inc., and further agree that this Joint Filing Agreement be included as an exhibit thereto, and have duly executed this Joint Filing Agreement as of the date set forth below. In addition, each party to this Joint Filing Agreement expressly authorizes each other party to this Joint Filing Agreement to file on its behalf any and all amendments to such Statement.

Each of the parties set forth below agrees that he is responsible for the completeness and accuracy of the information concerning such person contained in the Schedule 13D (including any amendments thereto); but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: November 15, 2006

/s/ Robert D. Basham
      ROBERT D. BASHAM

/s/ J. Timothy Gannon
     J. TIMOTHY GANNON

/s/ Chris T. Sullivan
      CHRIS T. SULLIVAN